Alexander Calicchia Joins MidSouth Bank as Senior Vice President, Chief
                                Marketing Officer

    HOUSTON, May 10 /PRNewswire-FirstCall/ -- MidSouth Bancorp (Amex: MSL), parent company of MidSouth Bank and MidSouth Bank, Texas, has named Alexander Calicchia to the newly created position of Chief Marketing Officer. As Senior Vice President and CMO, Calicchia will lead the two-state marketing efforts of the $805 million bank holding company.

     (Photo:  http://www.newscom.com/cgi-bin/prnh/20070510/DATH044 )

    "Because of our tremendous growth in the past few years, we identified the need for a strategic marketing discipline involving product development, market expansion and marketing communication," said MidSouth Bank President and CEO Rusty Cloutier. "Alex comes to us with tremendous experience in all of these areas, particularly managing complex strategic and brand initiatives for financial institutions in several Texas markets. He will focus on sharpening the MidSouth brand throughout both our Louisiana footprint and southeast Texas, where we have been building a franchise for more than two years."

    Calicchia has an office in Lafayette but will be based out of Houston, where MidSouth Bank is opening a banking facility in the next two months at 2930 W. Sam Houston Parkway, in the Kempwood Office Building. In addition to his ongoing effort to solidify MidSouth Bank's brand position and marketing strategy, Calicchia will assist the Houston employees, a team led by seasoned commercial lender Jeffery Vargo, as they work to establish MidSouth Bank as the premier financial services brand in the market. "There's an exciting road ahead for both the bank and our Houston customers," Calicchia said. "We are fervent competitors with an exceptional product, and we are making a major commitment to the Houston market," he added. "It will take some time for people to get to know us, but once they do, I am confident they will like what they see."

    The new CMO is also assisting in the ongoing development of the banking group's suite of products and services.

    Calicchia's 23-year career in marketing and advertising includes work in New Orleans, Houston, Dallas and New York. Most of his experience is in the field of banking, having previously served as Vice President, Brand and Product Marketing Manager for Capital One. He worked out of the company's New Orleans and Houston offices and led the strategic marketing and brand initiatives for the $32-billion-asset bank with 330 retail locations. He also played a key role in the conversion of Hibernia National Bank to the Capital One retail brand.

    Prior to joining Capital One, Calicchia was Senior Vice President, Corporate Marketing Manager and Retail Product Development Manager for more than five years at Amegy Bank in Houston. He oversaw all marketing functions for the $7 billion bank with 70 banking centers in Houston and Dallas and also was in charge of retail product development -- both consumer and small business.

    After graduating from the University of Texas at Austin with a bachelor's degree in advertising in 1984, Calicchia entered the fast-paced world of advertising, first as an Assistant Media Planner with McCann Erickson in Houston and then as a Senior Media Planner with The Richards Group in Dallas. He later worked in New York as an Account Executive for Bankers Monthly, one of the most respected financial services publications in the country. In 1989 he returned to his hometown to serve as Director of Advertising for Retail Concepts, Inc., segueing his agency experience to the corporate side for this national chain of specialty stores.

    MidSouth Bancorp, Inc. is a Lafayette-based holding company with total assets approaching $815 million. It has 30 locations in Louisiana and Texas and more than 120 ATMs. Through its wholly owned subsidiaries, MidSouth Bank and MidSouth Bank, Texas, the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas. One of the fastest-growing banks in the South, the group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

    Founded in 1985, MidSouth Bank has 23 offices extending along the Interstate 10 corridor in south Louisiana: nine in Lafayette Parish, two in St. Martin Parish, one in Jefferson Davis Parish, one in St. Landry Parish, four in Iberia Parish, one in St. Mary Parish, two in Calcasieu Parish, one in Lafourche Parish, one in Terrebonne Parish and one in East Baton Rouge Parish. In addition, two new banking facilities are under way in the Baton Rouge market - one scheduled to open in June and the other in November. Also, a new retail location in Lake Charles is tentatively set to open in October, and the bank is expanding to Cut Off (south of Houma) in June.

    MidSouth Bank, Texas currently has six full-service offices and two loan production offices serving the southeast region of Texas, including Beaumont, Vidor, College Station, Conroe, and most recently the greater Houston market. MidSouth Bank, Texas has three offices in Jefferson County, one in Orange County, one in Brazos County, and one in Montgomery County. Future plans in the Texas market include an office in Houston, set to open in May, as well as a new facility that should open in August to replace the existing location in Conroe.

    MidSouth Bancorp's common stock is traded on the American Stock Exchange under the symbol MSL.

SOURCE  MidSouth Bancorp, Inc.
    -0-                             05/10/2007
    /CONTACT: Alex Calicchia of MidSouth Bancorp, Inc., +1-337-593-3008, or cell, +1-832-651-3895 /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20070510/DATH044
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /